Exhibit 99.1



                     FLEMING COMPANIES, INC.

                    2000 STOCK INCENTIVE PLAN

                     FLEMING COMPANIES, INC.
                    2000 STOCK INCENTIVE PLAN

                        Table of Contents

                                                             Page

ARTICLE I. PURPOSE                                             1
            Section 1.1   Purpose                              1
            Section 1.2   Establishment                        1
            Section 1.3   Shares Subject to the Plan           1

ARTICLE II. DEFINITIONS                                        1

ARTICLE III. ADMINISTRATION                                    5
            Section 3.1   Administration of the  Plan;  the
            Committee                                          5
            Section 3.2   Committee  to  Make  Rules   and
            Interpret Plan                                     6

ARTICLE IV. GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN        6
            Section 4.1   Committee  to  Grant  Awards  to
            Eligible Associates                                6

ARTICLE V. ELIGIBILITY                                         7

ARTICLE VI. STOCK OPTIONS                                      7
            Section 6.1   Grant of Options                     7
            Section 6.2   Conditions of Options                7

ARTICLE VII. RESTRICTED STOCK AWARDS                           9
            Section 7.1   Grant of Restricted Stock Awards     9
            Section 7.2   Conditions of  Restricted  Stock
            Awards                                             9

ARTICLE VIII. STOCK ADJUSTMENTS                               10

ARTICLE IX. GENERAL                                           11
            Section 9.1   Amendment or Termination of Plan    11
            Section 9.2   Termination   of   Employment;
            Termination of Service                            11
            Section 9.3   Limited Transferability - Options   11
            Section 9.4   Withholding Taxes                   12
            Section 9.5   Dividends    and    Dividend
            Equivalents - Awards                              12
            Section 9.6   Change of Control                   12
            Section 9.7   Amendments to Awards                12
            Section 9.8   Regulatory Approval and Listings    12
            Section 9.9   Right to Continued Employment       13
            Section 9.10  Reliance on Reports                 13
            Section 9.11  Construction                        13
            Section 9.12  Governing Law                       13

                           ARTICLE I.
                             PURPOSE

     Section 1.1 Purpose. This 2000 Stock Incentive Plan (the "Plan") is established by Fleming Companies, Inc. (the "Company") to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company's success. Toward these objectives, the Plan provides for the granting of Options and Restricted Stock Awards to Eligible Associates subject to the conditions set forth in the Plan.

     Section 1.2 Establishment. The Plan is effective as of February 29, 2000 and for a period of ten years thereafter. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

     The  Plan  shall be  approved  by the  holders of a majority of the outstanding shares of Common Stock, present, or represented, and entitled to vote at a meeting called for such purpose, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending such approval by the shareholders, Awards under the Plan may be granted to Eligible Associates, but no such Awards may be exercised prior to receipt of shareholder approval. In the event shareholder approval is not obtained within such twelve-month period, all such Awards shall be void.

     Section 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of One Million Nine Hundred Thousand (1,900,000) shares of Common Stock.

                           ARTICLE II.
                           DEFINITIONS

     Section 2.1 "Affiliated Entity" means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

     Section 2.2 "Award" means, individually or collectively, any Option or Restricted Stock Award granted under the Plan to an Eligible Associate by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

     Section 2.3 "Award Agreement" means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee's exercise of its administrative powers.

     Section 2.4 "Board" means the Board of Directors of the Company.

     Section 2.5 "Change of Control Event" means each of the following:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-
3 promulgated under the Exchange Act) of 20% or more (the "Triggering Percentage") of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company
Voting   Securities");  provided,  however,  in  the  event   the
"Incumbent Board" (as such term is hereinafter defined) pursuant to authority granted in any rights agreement to which the Company is a party (the "Rights Agreement") lowers the acquisition threshold percentages set forth in such Rights Agreement, the Triggering Percentage shall be automatically reduced to equal the threshold percentages set pursuant to authority granted to the board in the Rights Agreement; and provided, further, however, that the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y), and (z) of subsection (c) of this
Section 2.5; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of
the   Incumbent  Board,  but  excluding,  for  purposes  of  this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Approval by the shareholders of the Company of a reorganization, share exchange, merger or consolidation or acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company or, (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company.

     Section 2.6 "Code" means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

     Section 2.7    "Committee" shall have the meaning set forth in
Section 3.1.

     Section 2.8 "Common Stock" means the common stock, par value $2.50 per share, of the Company, and after substitution, such other stock as shall be substituted therefor as provided in
Article VIII.

     Section 2.9    "Company" means Fleming Companies, Inc., an
Oklahoma corporation.

     Section 2.10 "Compensation Committee" means the Compensation and Organization Committee of the Board.

     Section 2.11 "Date of Grant" means the date on which the granting of an Award to an Eligible Associate is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

     Section 2.12 "Eligible Associate" means any key associate of the Company, a Subsidiary, or an Affiliated Entity.

     Section 2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     Section 2.14   "Executive Officer Participants" means
Participants who are subject to the provisions of Section 16 of the Exchange Act.

     Section 2.15 "Fair Market Value" means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or other exchanges or the NASDAQ/ National Market System, the average of the highest and lowest sales prices of the Common
Stock as reported by such stock exchange or exchanges or the NASDAQ/National Market System on the day for which such value is to be determined, or if no sale of the Common Stock shall have been made on any such stock exchange or the NASDAQ/National
Market System that day, on the next preceding day on which there was a sale of such Common Stock or (B) during any such time as the Common Stock is not listed upon an established stock exchange or the NASDAQ/National Market System, the mean between dealer
"bid" and "ask" prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

     Section 2.16 "Incentive Stock Option" means an Option within the meaning of Section 422 of the Code.

     Section 2.17   "Non-Executive Officer Participants" means
Participants who are not subject to the provisions of Section 16 of the Exchange Act.

     Section 2.18 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

     Section 2.19 "Option" means an Award granted under Article VI of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

     Section 2.20 "Participant" means an Eligible Associate of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee under the Plan.

     Section 2.21   "Plan" means Fleming Companies, Inc. 2000 Stock
Incentive Plan.

     Section 2.22 "Regular Award Committee" means a committee comprised of the individual who is the Company's chairman and chief executive officer.

     Section 2.23 "Restricted Stock Award" means an Award granted to an Eligible Associate under Article VII of the Plan.

     Section 2.24 "Subsidiary" shall have the same meaning set forth in Section 424 of the Code.

                          ARTICLE III.
                         ADMINISTRATION

     Section 3.1 Administration of the Plan; the Committee. For purposes of administration, the Plan shall be deemed to consist of two separate stock incentive plans, a "Non-Executive Officer Participant Plan" which is limited to Non-Executive Officer Participants and an "Executive Officer Participant Plan" which is
limited   to   Executive   Officer   Participants.   Except   for
administration and the category of Eligible Associates eligible to receive Awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical.

     The Non-Executive Officer Participant Plan shall be administered by both the Regular Award Committee and the Compensation Committee. The Regular Award Committee may only act within guidelines established by the Compensation Committee. The Executive Officer Participant Plan shall be administered by the Compensation Committee. With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term "Committee" shall mean both the Regular Award Committee and the Compensation Committee; and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the granting of Awards, the term "Committee" shall mean only the Compensation Committee.

     Unless otherwise provided in the by-laws of the Company or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.

     Subject to the provisions of the Plan, the Committee shall have exclusive power to:

     (a)  Select the Eligible Associates to participate in the Plan.

     (b)  Determine the time or times when Awards will be made.

     (c) Determine the form of an Award, whether an Option or a Restricted Stock Award, the number of shares of Common Stock subject to the Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee.

     (d) Determine whether Awards will be granted singly or in combination.

     (e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

     (f) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

     Section 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or
revise   such  rules  and  regulations  and  to  make  all   such
determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

                           ARTICLE IV.
           GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN

     Section 4.1 Committee to Grant Awards to Eligible Associates. The Committee may, from time to time, grant Awards to one or more
Eligible Associates, provided, however, that:

     (a) Subject to Article VIII, the aggregate number of shares of Common Stock made subject to the Award of Options to any Eligible
Associate in any calendar year may not exceed 300,000.

     (b) Subject to Article VIII, in no event shall more than 200,000 shares of Common Stock subject to the Plan be awarded to Eligible
Associates  as  Restricted Stock Awards  (the  "Restricted  Stock
Award Limit").

     (c) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock or are exchanged in the Committee's discretion for Awards not involving Common Stock, shall be available again for grant under the Plan and shall not be counted against the Restricted Stock Award Limit so long as the holder of any such Restricted Stock Award received no benefits of Common Stock ownership (including, but not limited to, dividends) from the shares of Common Stock related to such Award.

     (d) Common Stock delivered by the Company in payment of any Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

     (e) The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

     (f) The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Associates.

     (g) Separate certificates representing Common Stock to be delivered to an Eligible Associate Participant upon the exercise of any Option will be issued to such Participant.

     (h) Awards granted which vest based upon the Participant's continued employment shall be limited in such a way that (i) no portion of the Award will vest until one year after the Date of Grant, (ii) no more than one-third of the shares subject to the Award is eligible to vest until one year after Date of Grant; and
(iii) no more than two-thirds of the shares subject to the Award is eligible to vest until at least two years after Date of Grant and (iv) the entire Award cannot vest until at least three years after Date of Grant.

     (i) Awards granted which vest based upon performance standards shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for at least one year from Date of Grant.

     (j) The Committee shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant's Award.

                           ARTICLE V.
                           ELIGIBILITY

     Subject to the provisions of the Plan, the Committee shall, from time to time, select from the Eligible Associates those to whom Awards shall be granted and shall determine the type or types of Awards to be made and shall establish in the related Award Agreements the terms, conditions, restrictions and/or limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.

                           ARTICLE VI.
                          STOCK OPTIONS

     Section 6.1 Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Associates. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Eligible Associate, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section
6.2.

     Section 6.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

     (a) Exercise Price. As limited by Section 6.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

     (b) Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such
exercise   of  an  Option  would  not  result  in  an  accounting
compensation charge with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or
(iii) a combination of the foregoing. In addition to the foregoing, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Eligible Associate
Participant if (A) the broker-dealer has received from the Participant or the Company a notice evidencing the exercise of such Option and instructions signed by the Participant requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Participant and
specifying  the  account  into  which  such  shares   should   be
deposited, (B) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise or, in the case of an Incentive Stock Option, upon the disposition of such shares and (C) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR, Part 220 and any successor rules and regulations applicable to such exercise.

     (c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by written notice to the Secretary at least two business days in advance of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

     (d) Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

     (e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Associates of the Company or a Subsidiary, and not to Eligible Associates of an Affiliated Entity. Furthermore, Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with the requirements of Section 422 of the Code, including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or cancelled, expire no later than 10 years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000.

     (f) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

     (g) Shareholder Rights. No Participant shall have a right as a shareholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

                          ARTICLE VII.
                     RESTRICTED STOCK AWARDS

     Section 7.1 Grant of Restricted Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Eligible Associate. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

     Section 7.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

     (a) Restriction Period. In addition to any vesting conditions determined by the Committee, including, but not by way of
limitation,   the  achievement  by  the  Company   of   specified
performance criteria, vesting of each Restricted Stock Award shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (a "Restriction Period"). Subject to Sections 4.1(h) and
(i) the Committee shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock
covered  by  the Restricted Stock Award or portion  thereof.   In
addition to acceleration of vesting upon the occurrence of a Change of Control Event as provided in Section 9.6, the Committee may, in its sole discretion, modify or accelerate the vesting of a Restricted Stock Award (i) in the case of the death or disability of the Participant, (ii) in the case the Participant's employment is terminated by the Company without "cause" as such term shall be defined by the Committee in the Award Agreement, or
(iii) in the case the Participant terminates his employment for "good reason" as such term shall be defined by the Committee in the Award Agreement. In addition, with respect to Restricted Stock Awards representing an aggregate of 20,000 shares under the Plan (10% of the Restricted Stock Award Limit), the Committee may in its sole discretion modify or accelerate the vesting of such Restricted Stock Awards under such circumstances as it deems appropriate.

     (b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award
as   it   may   deem  advisable  including,  without  limitation,
restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

     (c) Rights as Shareholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

                          ARTICLE VIII.
                        STOCK ADJUSTMENTS

     In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock or rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article VIII and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this
Article VIII which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.

     No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

                           ARTICLE IX.
                             GENERAL

     Section 9.1 Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article
VIII), (ii) materially modify the requirements as to eligibility of Eligible Associates for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

     Section 9.2 Termination of Employment; Termination of Service. If an Eligible Associate's employment with the Company, a Subsidiary, or an Affiliated Entity terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Eligible Associate's Award Agreement provides otherwise. The Committee shall (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his or her death, disability, retirement, or termination for an approved reason.
The Committee shall also determine the method, if any, for accelerating the vesting or exercisability of any Options, or providing for the exercise of any unexercised Options in the event of an Eligible Associate's death, disability, retirement, or  termination for an approved reason. In the event an  Eligible
Associate's  employment  is  terminated  due  to  retirement   in
accordance with the Company's regular retirement policies, unless the Eligible Associate's Award Agreement provides otherwise, the Eligible Associate shall have a period of three years following his date of retirement to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of retirement.

     Section 9.3 Limited Transferability - Options. The Committee may, in its discretion, authorize all or a portion of the Nonqualified Stock Options to be granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (iii) a trust or trusts for the exclusive benefit of such immediate Family
Members, or (iv) a partnership in which such Immediate Family
Members are the only partners. In addition (x) there may be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this paragraph, and
(z) subsequent transfers of transferred Nonqualified Stock
Options shall be prohibited except as set forth below in this
Section 9.3. Following transfer, any such Nonqualified Stock
Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 9.2 hereof the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment of Section 9.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 9.2 hereof. No transfer pursuant to this Section 9.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request. In addition, subject to the foregoing provisions of this Section 9.3, Awards shall be transferable only by will or the laws of descent and distribution; however, no such transfer of an Award by the Participant shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

     Section 9.4 Withholding Taxes. Unless otherwise paid by the Participant, the Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value of the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes; provided, the foregoing notwithstanding, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

     Section 9.5 Dividends and Dividend Equivalents - Awards. The Committee may choose, at the time of the grant of any Award or any time thereafter up to the time of payment of such Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents granted hereunder shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee shall determine.
All dividends or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest.

     Section 9.6 Change of Control. Awards granted under the Plan to any Eligible Associate may, in the discretion of the Committee, provide that such Awards shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event.

     Section 9.7 Amendments to Awards. The Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Participant shall require the Participant's consent.

     Section 9.8 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the shareholders of the Company of the Plan as provided in
Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

     (a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

     (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

     (c) the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

     Section 9.9 Right to Continued Employment. Participation in the Plan shall not give any Eligible Associate any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with
a   Subsidiary  or  an  Affiliated  Entity,  the  Subsidiary   or
Affiliated Entity reserves the right to terminate any Eligible Associate at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Associate or any other individual any right to be selected as a Participant or to be granted an Award.

     Section 9.10 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

     Section 9.11 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     Section 9.12 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable Federal law.